Exhibit 99.1

[Insignia Logo]

PRESS RELEASE

For further information Contact:	Steven Iaco Insignia Financial Group 212 984 6535	Victor Dominguez CB Richard Ellis 310 354 5064

INSIGNIA FINANCIAL GROUP AND CB RICHARD ELLIS AGREE IN PRINCIPLE TO

SETTLEMENT OF STOCKHOLDERS’ LITIGATION

New York and Los Angeles, July 8, 2003—Insignia Financial Group, Inc. (NYSE: IFS) and CBRE Holding, Inc. today announced they have reached an agreement in principle with certain stockholders of Insignia that provides for the settlement of purported class action litigation recently commenced by such stockholders against Insignia, the directors of Insignia, CBRE Holding and an affiliate thereof and Island Fund I LLC. The parties expect to enter into a memorandum of understanding reflecting their agreement in principle within the next few days.

This settlement will not affect the merger consideration to be paid to stockholders of Insignia in connection with the proposed merger between Insignia and CB Richard Ellis, an affiliate of CBRE Holding, or the timing of the special meeting of stockholders of Insignia scheduled for July 22, 2003, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, at 9:00 a.m. local time, to vote upon a proposal to adopt the merger agreement among Insignia, CBRE Holding and certain of its affiliates and to approve the merger. If the merger is approved, the closing of the merger is expected to occur on July 23, 2003.

As previously disclosed in the merger proxy statement, which was first mailed to stockholders of Insignia on June 24, 2003, between May 22, 2003 and May 30, 2003, certain of Insignia’s stockholders filed three purported class actions with the Court of Chancery in the State of Delaware, New Castle County, against Insignia, CBRE Holding and an affiliate thereof, the directors of Insignia and Island Fund in connection with the proposed merger and the purchase by Island Fund of certain real estate investment assets from Insignia immediately prior to the merger upon the terms and subject to the conditions set forth in a purchase agreement among Island Fund, CBRE Holding and Insignia. If the sale to Island Fund is completed prior to the merger and certain conditions in the merger agreement are satisfied, the consideration in the merger will be increased from $11.00 to $11.156 per share of common stock of Insignia. Island Fund is an entity affiliated with Andrew L. Farkas, Insignia’s Chief Executive Officer, and other executive officers of Insignia.

On June 26, 2003, the three purported class actions were consolidated, and on June 30, 2003, the plaintiffs filed an amended consolidated complaint. In addition to the allegations made and remedies sought in the separate complaints, the amended consolidated complaint alleged, among other things, that (1) the special committee of the board of directors of Insignia failed to meaningfully represent the interests of the public stockholders of Insignia by agreeing to the terms of the purchase agreement with Island Fund without having an independent third party appraise the real estate investment assets and by not having appropriately discussed or considered the impact of Mr. Farkas’ employment agreement and benefits on the merger consideration to be received by the public stockholders of Insignia; and (2) the proxy statement is materially false and misleading for several reasons, including the failure to disclose any meaningful information concerning the real estate investment assets that are being sold to Island Fund (such as the original purchase price, location and size of these assets), the failure to provide sufficient information regarding the other industry participant with whom Insignia has had contacts concerning a potential business combination, and the failure to disclose in meaningful fashion the facts surrounding the extension of Mr. Farkas’ employment agreement signed in December 2002.

On July 1, 2003, Insignia and the other defendants reached an agreement in principle with the plaintiffs providing for the settlement of the consolidated complaint. In connection with this settlement, Insignia agreed to provide additional information to its stockholders, which information is contained below in this press release and should be read in conjunction with the merger proxy statement. In return, the plaintiffs agreed to the dismissal of the amended consolidated complaint and to withdraw all motions filed in connection with such complaint. In addition, Insignia agreed to pay the legal fees and expenses of plaintiffs’ counsel in an amount to be approved by the court. The parties have not yet agreed upon the amount of legal fees and expenses that plaintiffs will seek, but the parties’ position on the amount will be set forth in a notice to be sent to Insignia stockholders prior to a hearing before the court to consider both the settlement and plaintiffs’ fee application. This payment will not affect the amount of merger consideration to be paid in the merger. The settlement is subject to the approval of the Court of Chancery of the State of Delaware, New Castle County.

Insignia and CBRE Holding deny Plaintiffs’ allegations in the amended consolidated complaint and have agreed to settle the purported class action litigation in order to avoid costly litigation and eliminate the risk of any delay to the closing of the merger.

Insignia’s Reasons for Agreeing to the Sale of Its Real Estate Investment Assets to Island Fund for an Aggregate Consideration of Less Than Their Book Value

Insignia agreed to sell its real estate investment assets to Island Fund for aggregate consideration that is less than the $64.5 million book value of these assets as of March 31, 2003, and is near the low end of the $50.0 to $111.2 million valuation range attributed to these assets by Bear Stearns, the financial advisor to the special committee of Insignia’s board of directors, in its analysis of these assets for the purpose of Bear Stearns’ opinion with respect to the fairness, from a financial point of view, of the merger consideration to the stockholders of Insignia. Insignia agreed to do so because it believes that the transaction with Island Fund presented the best alternative reasonably available under the circumstances in order to increase the merger consideration to its stockholders above $11.00 per share of common stock. Among other things, Insignia considered the following factors:

•    Despite efforts by Insignia to market and sell all of the real estate investment assets, the offer made by Island Fund was the only offer for all of the real estate investment assets, interested potential purchasers for some of the assets were difficult to find and the Insignia stockholders likely would not receive any additional merger consideration unless all or substantially all of such assets were sold prior to or simultaneously with the merger.

•    Even if Insignia had been able to find multiple purchasers that would enter into purchase agreements resulting in an increase in the merger consideration, the failure to close any one of those transactions prior to the closing of the merger could result in the failure to obtain any increased merger consideration for Insignia’s stockholders.

•    The principals of Island Fund that include Mr. Farkas, James A. Aston, Ronald Uretta and Jeffrey P. Cohen, who are executive officers of Insignia, were already familiar with the real estate investment assets. Insignia believed that this familiarity increased the likelihood that a closing of the sale to Island Fund could occur on or prior to the closing of the merger and result in the Insignia stockholder receiving additional merger consideration.

•    Bear Stearns’ valuation of Insignia’s real estate investment assets was based in part on the assumption that these assets will be sold in an orderly liquidation over an extended period of time according to each asset’s business plan, and not a sale in the short period between the signing and the closing of the merger agreement. Under the terms of the merger agreement, any sale of Insignia’s real estate investment assets must close and cash proceeds must be received by Insignia on or prior to the closing date of the merger in order to increase the merger consideration above $11.00 per share of common stock. Although an orderly liquidation of Insignia’s real estate investment assets over a longer period of time might have resulted in greater aggregate consideration for such assets than provided for in the purchase agreement with Island Fund, such a liquidation most likely would have resulted in Insignia receiving a significant portion of the cash proceeds from such sales after the closing of the merger, in which case, under the terms of the merger agreement, there would not have been any increase in the merger consideration to be received by Insignia’s stockholders.

•    Insignia’s real estate investment assets principally are indirect interests in real property that are highly leveraged and speculative, resulting in a wide range of possible valuations.

•    Most of the real estate investment assets consist of minority, non-controlling interests that Insignia holds in office space, retail, industrial, apartment and hotel properties, which, coupled with the volatility and uncertainty of the real estate market, adversely affected Insignia’s and any potential buyer’s ability to evaluate and predict the ability to recover and obtain a return on these investments.

CBRE Holding’s Reasons for Agreeing to the Sale of Real Estate Investment Assets to Island Fund

CBRE Holding intended for the real estate investment assets to be sold at the earliest time that such a sale would be commercially reasonable. CBRE Holding’s reasons for entering into the purchase agreement with Insignia and Island Fund to sell the real estate investment assets prior to the merger and agreeing to amend the merger agreement to provide that a portion of the sale proceeds would be received by Insignia’s stockholders, instead of retaining the real estate investment assets to sell to one or more other parties after the closing of the merger and being able to keep all of the proceeds of such sales, are the following:

•    The continued ownership of the real estate investment assets by CBRE Holding would represent real estate investments significantly greater than those currently held by CBRE Holding and generally would not be consistent with its business strategy of continuing to focus its lines of business in the commercial real estate services industry.

•    CBRE Holding’s continued ownership of the real estate investment assets and the marketing of these assets for sale to third parties after the merger would be a significant distraction for CBRE Holding’s senior management and prevent them from focusing exclusively on business opportunities available to CBRE Holding in the commercial real estate services business.

•    CBRE Holding’s desire to avoid the risk of a future reduction in the value of the real estate investment assets due to potential adverse developments in the specific real estate markets in which the real estate investment assets were located or in the United States real estate market generally.

•    The sale of all of the real estate investment assets to Island Fund was significantly more certain to be completed than potential future sales to one or more unidentified third party buyers after the completion of the merger.

•    CBRE Holding believed at the time it entered into the purchase agreement, after discussions with personnel in its valuation line of business, that in light of the relatively short time frame in which CBRE Holding desired to dispose of such assets it was not likely to receive a higher price for the real estate investment assets than the price being paid by Island Fund. Although CBRE Holding consulted with certain of its employees regarding the potential value of the real estate investment assets, CBRE Holding did not ascribe particular values to any of the assets or otherwise conduct any appraisals of the values of such assets.

•    CBRE Holding believed that Island Fund was the only party that would be willing to buy all of the real estate investment assets in a single transaction, and that future sales of the portions of the real estate investment assets to multiple buyers could involve significant selling expenses, as well as a greater distraction to members of CBRE Holding’s senior management team.

•    The cash proceeds from a sale of the real estate investment assets to Island Fund prior to the closing of the merger represented a financially superior alternative to the cash financing that CBRE Holding would be required to obtain from its stockholders in the absence of such a sale in order to partially finance the merger.

Reasons CBRE Holding Decided Not to Invest in Joint Ventures Proposed by Andrew L. Farkas with respect to the Real Estate Investment Assets

Between December 24, 2002 and February 9, 2003, CBRE Holding discussed participating in one or more joint ventures with Mr. Farkas and other third parties that would hold some or all of the real estate investment assets after the closing of the merger. On February 9, 2003, Raymond Wirta, the Chief Executive Officer of CBRE Holding, informed Mr. Farkas that CBRE Holding did not wish to invest in the joint ventures that had been proposed by Mr. Farkas on February 3, 2003, and that its strong preference at such time would be for Insignia to sell all of its interests in the real estate investment assets and not retain any joint venture interest. The reasons for CBRE Holding’s decision to no longer consider an investment in the joint ventures proposed by Mr. Farkas were the following:

•    The aggregate contributions that would be made by CBRE Holding in connection with the two joint ventures proposed by Mr. Farkas represented a retained investment of approximately $27.4 million in the real estate investment assets, and CBRE Holding believed that an investment of this size in the real estate investment assets was inconsistent with both its business focus on commercial real estate services, as well as its financing needs in connection with the merger with Insignia.

•    The joint ventures proposed by Mr. Farkas contemplated that Mr. Farkas would raise approximately $35.55 million of cash financing from third party investors between the signing of definitive joint venture documents and the closing of the merger. CBRE Holding believed that the absence of firmly committed financing arrangements at the time definitive documents would be signed did not provide sufficient certainty that the joint ventures could be implemented prior to the closing of the merger.

•    Based upon the promotional interests and other fees included in the joint venture proposal of Mr. Farkas, CBRE Holding did not consider an investment in the joint ventures to be sufficiently economically attractive for CBRE Holding.

•    CBRE Holding did not believe that definitive agreements regarding the joint ventures proposed by Mr. Farkas could be negotiated by the parties in the limited time available to them prior to February 12, 2003 (the deadline the parties had imposed for the conclusion or termination of discussions regarding the merger as a result of the public announcement of negotiations), especially in light of the significant negotiations that remained with respect to the merger agreement and the related financing documents.

Insignia’s Discussions with Another Industry Participant Regarding a Potential Business Combination

In November 2002, Insignia was approached by another industry participant regarding a possible transaction in which Insignia would be acquired. On December 17, 2002, the board of directors of Insignia met to discuss, among other things, the status of the discussions with both CBRE Holding and the other industry participant. The board was advised that no formal offer had been made by the other industry participant and then discussed some of the pros and cons of a potential transaction with that party. The board’s view was that a transaction with the other industry participant was not a viable possibility because the other industry participant’s market capitalization was small and it did not appear to have the necessary financial resources to complete a transaction to acquire Insignia. Nevertheless, the board decided to allow the other industry participant to conduct due diligence in order to increase the likelihood of a possible offer from the other industry participant.

On December 27, 2002, the other industry participant entered into a confidentiality agreement with Insignia, but declined to enter into an agreement restricting or prohibiting each party’s ability to hire the other party’s employees, similar to that entered into by CBRE Holding. In the following weeks, counsel to the other industry participant conducted due diligence and reviewed the materials in the data room, but the other industry participant never indicated the price per share that it would be willing to pay Insignia’s stockholders in a sale transaction or otherwise made a definitive offer relating to any transaction to acquire Insignia or any part of its business.

Nature of Insignia’s Real Estate Investment Assets

The real estate investment assets that are subject to the purchase agreement with Island Fund are generally those that relate to Insignia’s principal investment activities, which include:

•    Insignia’s minority investments of 1% to 30% in approximately 31 office space, retail, industrial, apartment and hotel properties;

•    Insignia’s minority investments of 25% to 33% in four office development projects and a related parcel of undeveloped land;

•    Insignia’s wholly owned investments in real property in Norman, Oklahoma, and in the U.S. Virgin Islands; and

•    Insignia’s investments in two private equity funds that invest primarily in real estate debt securities.

A list of the assets and properties underlying Insignia’s interests that are subject to the purchase agreement with Island Fund, including their respective book values as of December 31, 2002 and as of March 31, 2003, and, where applicable, the location and size of the underlying real property, is set forth in the table attached as Annex A.

Amended Employment Agreement of Andrew L. Farkas

The employment agreement of Mr. Farkas under which he is entitled to the payments and benefits described in the merger proxy statement was amended in December 2002.

Although Insignia’s discussions with CBRE Holding regarding the proposed merger were ongoing at the time the amendment was executed, the outcome of these discussions at that point was uncertain and Mr. Farkas’ original agreement was about to expire on December 31, 2002. In addition, the terms of the amended agreement were approved in principle by the compensation committee of Insignia’s board of directors in February 2002, well before Insignia commenced the discussions with CBRE Holding that led to the proposed merger. The agreement in principle reached with Mr. Farkas concerning the amendment to his employment agreement and the financial terms of that agreement were disclosed to Insignia’s stockholders in the proxy statement, dated April 15, 2002, relating to the 2002 annual meeting of stockholders of Insignia. Insignia’s compensation committee, at a December 18, 2002 meeting, again approved the terms of the amendment to Mr. Farkas’ employment agreement. Mr. Farkas’ amended employment agreement was described in Insignia’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 30, 2003. Mr. Farkas’ amended employment agreement extended his employment with Insignia until December 31, 2005, and its terms are otherwise similar in all material respects to the terms agreed upon in principle with Mr. Farkas in February 2002.

***

Stockholders of Insignia that have already delivered a proxy and wish to change their vote, or that have not already delivered a proxy, may do so by appearing and voting in person at the special meeting, by signing and returning a proxy card promptly or by delivering a proxy by telephone at 1-866-580-7645 or through the Internet at http://www.proxyvotenow.com/ifs using the control number that appears on the proxy card delivered to them with the merger proxy statement.

STOCKHOLDERS THAT HAVE ALREADY DELIVERED THEIR PROXY AND DO NOT WISH TO CHANGE THEIR VOTE SHOULD DO NOTHING. Failure to return a properly executed proxy card, to complete a proxy by telephone or through the Internet or to vote in person at the special meeting will have the same effect as a vote “AGAINST” the adoption of the merger agreement and the approval of the merger.

About Insignia Financial Group, Inc.

Insignia Financial Group, Inc. (NYSE:IFS), based in New York, is among the world’s foremost real estate services and investment banking firms with a leadership position in the commercial sector. Its major operating units are: Insignia/ESG, one of the largest providers of commercial real estate services in the United States; Insignia Richard Ellis, one of the premier real estate services firms in the United Kingdom; and Insignia Bourdais, one of France’s premier commercial real estate services companies. Insignia also deploys its own capital, together with the capital of third-party investors, in principal investment activities, including co-investment in existing assets and real estate development, and provides investment management services to investment funds sponsored by the Company. Additional information about the Company is available on the corporate Web site at www.insigniafinancial.com.

About CB Richard Ellis

Headquartered in Los Angeles, CB Richard Ellis is one of the world’s leading real estate services companies. With approximately 9,500 employees, CB Richard Ellis serves real estate owners, investors and occupiers throughout approximately 250 owned and affiliated offices in 47 countries. CB Richard Elllis’ core services portfolio includes property sales, leasing and management, corporate services, facilities and project management, mortgage banking, investment management, capital markets, appraisal and valuation, research, and consulting. CBRE Holding, the parent of CB Richard Ellis, reported net revenues of $1.17 billion in 2002. For more information about CB Richard Ellis, visit its website at www.cbre.com

###

In connection with the merger, Insignia has filed a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF INSIGNIA ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents by contacting Corporate Communications, Insignia Financial Group, Inc., 200 Park Avenue, New York, New York 10166 (Telephone: (212) 984-6515). In addition, documents filed with the SEC by Insignia are available free of charge at the SEC’s web site at www. sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Insignia in connection with the transaction, and their interests in the solicitation, is set forth in a proxy statement that has been filed by Insignia with the SEC.

###

Certain items discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and, as such, involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Companies to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Statements which make reference to the expectations or beliefs of the Companies or any of its management are such forward-looking statements, including statements concerning the performance of the Companies or any of its business units, and the business outlook for, and the Companies’ expected performance in 2003. Such forward-looking statements speak only as of the date of this press release. The Companies expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Companies’ expectations with regard thereto or any change in events, conditions or circumstances upon which any such statement is based.

ANNEX A

Asset Name	Location	Approximate Size	12/31/02 Book Value(1)	3/31/03 Book Value(1)
Insignia Opportunity Partners (Investment Fund)	N/A	N/A	$12,432,000	$11,211,000

Insignia Opportunity Partners II, L.P. (Investment Fund)	N/A	N/A	$3,649,000	$3,428,000

NYC Apartment Complex (Real Property)	New York, NY	420 Units	$1,496,220	$1,123,000

Yacht Haven Marina and Land, St. Thomas, U.S.V.I (Real Property and Leasehold Interests)	St. Thomas, USVI	14 upland acres; 18.5 submerged land acres	$19,320,798	$19,563,000

Praedium Performance Fund IV, L.P. (Investment Fund)	N/A	N/A	$357,315	$289,311

Internet Realty Partners, L.P. (Investment Fund)	N/A	N/A	$900,000	$564,080

EFO Realty Sponsors Fund II, L.P. (Investment Fund)	N/A	N/A	$129,991	$129,991

Oakhill Village Shopping Center (2) (Real Property)	N/A	N/A	$135,561	—

Village Plaza Shopping Center (2) (Real Property)	N/A	N/A	—	—

Glades Plaza (Real Property)	Boca Raton, FL	148,294 Sq./Ft.	$2,088,986	$2,203,579

1111 Mockingbird (2) (Real Property)	N/A	N/A	—	—

7100 Business Park Drive (Real Property)	Houston, TX	217,000 Sq./ Ft.	$441,623	$248,360

Siteman Portfolio (2) (Real Property)	N/A	N/A	—	—

165-181 Kensington Heights (2) (Real Property)	N/A	N/A	—	—

Amberjack Portfolio (Real Property)	Various locations in New Jersey	462,738 Sq./Ft.	$1,739,974	$1,745,545

Centennial Tower (f/k/a 101 Marietta) (Real Property)	Atlanta, GA	637,006 Sq./Ft.	$1,236,243	$1,222,591

Asset Name	Location	Approximate Size	12/31/02 Book Value(1)	3/31/03 Book Value(1)
Figueroa Plaza (2) (Real Property)	N/A	N/A

Campbell Centre (Real Property)	Dallas, TX	750,000 Sq./Ft.	$350,107	$307,259

Gateway One on the Mall (Real Property)	St. Louis, MO	402,680 Sq./Ft.	$1,665,608	$1,664,957

Airport Corporate Center (Real Property)	Miami, FL	1,018,477 Sq./Ft.	$1,616,879	$1,599,143

Brookhaven Village Shopping Center (Real Property)	Norman, OK	155,399 Sq./Ft.	$926,547	$953,526

Santa Rosa Corporate Center (3) (Real Property)	Santa Rosa, CA	137,500 Sq./Ft.	$416,838	—

Country Club Manor (Real Property)	Phoenix, AZ	88,039 Sq./Ft.	$312,871	$306,905

Tohshin Portfolio (2) (Real Property)	N/A	N/A	—	—

Serramonte Plaza (2) (Real Property)	N/A	N/A	—	—

Dolphin Village Shopping Center (2) (Real Property)	N/A	N/A	—	—

American Housing, L.L.C. (Interests in Real Property)	N/A	N/A	—	—

Western US Hotel Portfolio (Real Property)	Carmel, CA/Long Beach, CA	238 Rooms	$517,227	$553,225

Sheraton West Palm Beach (2) (Real Property)	N/A	N/A	—	—

Westward Look Resort (Real Property)	Tuscon, AZ	244 Rooms	$434,908	—

Southland Office Center (Real Property)	Hayward, CA	165,205 Sq./Ft.	$1,108,570	$448,026

185 Devonshire (Real Property)	Boston, MA	74,782 Sq./Ft.	—	—

Asset Name	Location	Approximate Size	12/31/02 Book Value(1)	3/31/03 Book Value(1)
1001 South Clinton (Real Property)	Chicago, IL	202,162 Sq./Ft.	$1,456,999	$854,051

The Pointe (Real Property)	Phoenix, AZ	423,923 Sq./Ft.	$100,499	$105,287

Gold River (Real Property)	Sacramento, CA	152,161 Sq./Ft.	$670,909	$671,550

Ten/10 Post Office Square (Real Property)	Boston, MA	448,510 Sq./Ft.	$1,496,429	$1,490,163

Celebrate Virginia (Real Property)	Fredericksburg, VA	525 Acres	$750,000	$750,000

Mack-Cali Portfolio (Real Property)	Dallas, TX	414,754 Sq./Ft.	$514,539	$529,963

260 Park Avenue (Real Property)	New York, NY	86 Units	$2,120,295	$2,009,220

Cytec Technology Center (Real Property)	Tempe, AZ	125,000 Sq./Ft.	$339,927	$338,557

The Bluffs (Real Property)	Covington, KY	160 Units	$63,731	$62,416

Fresh Meadows (2) (Real Property)	N/A	N/A	—	—

McAlpine Place (Real Property)	Charlotte, NC	400 Units	$39,013	$41,563

Andover Woods (Real Property)	Charlotte, NC	392 Units	$36,070	$35,446

Mosby (Real Property)	Fairfax, VA	204,071 Sq./Ft.	$71,301	$63,988

Hobbits Grove (Real Property)	Columbia, MD	170 Units	—	—

Indian Springs (Fee Interest in Real Property)	Southwest	N/A	—	—

Town & Country (Real Property)	Plainville, MA	339 Units	$887,322	$877,404

Gateway Commerce (Real Property)	Irving, TX	125,056 Sq./Ft.	$437,186	$444,745

Asset Name	Location	Approximate Size	12/31/02 Book Value(1)	3/31/03 Book Value(1)
Suntech Corporate Park (Real Property)	Hillsboro, OR	211,298 Sq./Ft.	$1,448,937	$1,397,853

Peakview I (Real Property)	Denver, CO	264,636 Sq./Ft.	$3,395,476	$3,312,881

Peakview II (Real Property)	Denver, CO	8.65 Acres	$1,725,611	$1,740,447

1201 Lloyd (Real Property)	Portland, OR	222,460 Sq./Ft.	$4,732,212	$2,944,943

(1)	Represents the book value (based on the equity method of accounting) of Insignia’s investments in the entities that own the investment assets, which investment assets are encumbered by mortgage or other debt in substantially all cases.

(2)	The property or asset listed was sold by the entity in which Insignia held an investment prior to December 31, 2002. Any rights Insignia may have to receive distributions in connection with the wind up of such entity are subject to the purchase agreement with Island Fund.

(3)	The property was sold in the first quarter of 2003.

16